Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use by reference in this Registration Statement on Form N-2 of our report dated May 29, 2014, relating to the financial statements for the period ended March 31, 2014 of Infinity Core Alternative Fund appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm; Legal Counsel” in the Statement of Additional Information as well as the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

January 22, 2015